Exhibit 10.1

AMENDMENT 2006-2

BECKMAN COULTER, INC.

SUPPLEMENTAL PENSION PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Supplemental Pension Plan (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan; and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 7 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of adoption of this Amendment 2006-2:

A new Section 11 is added to the Plan to read as follows:

“11. Inability to Locate Participant.

In the event that the Committee is unable to locate an employee or beneficiary within two years following the date the employee was to commence receiving payment of benefits under this Plan, the Participant’s entire benefit under this Plan shall be forfeited. Furthermore, if any benefit payment (by check or other form or payment) to an employee or beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the employee or beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the employee or beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.”

IN WITNESS WHEREOF, this Amendment 2006-2 is hereby adopted this 29th day of December, 2006.

BECKMAN COULTER, INC.

By	/s/James Robert Hurley

Its	Vice President, Human Resources